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                                                                   EXHIBIT 10.41

                First Amendment to the Commercial Intertech Corp.
          Nonqualified Deferred Compensation Plan for Bruce C. Wheatley
            (as Amended and Restated Effective as of January 1, 1996)


         The Commercial Intertech Corp. Non-Qualified Deferred Compensation Plan for Bruce C. Wheatley (the "Plan") shall be and is hereby amended, effective July 23, 1997, to read as follows:

                  1. Amend Section 1.2 by deleting the second and final sentences of such section.

                  2. Amend the definition of "Monthly Pay" in Section 2.1(b) by adding the following to the end of such Section:

                  "Effective on the earlier of (1) the death of the Participant after the completion of five (5) years of Service; or (2) November 1, 1997, "Monthly Pay" means one twelfth (1/12) of a Participant's Compensation, as defined in the Pension Plan, and shall include annual bonuses paid under the target award programs ("SEIP" and "SMTIP") but shall not include the premium under the stock payout option of the target award programs, determined without regard to the limitations of
                  Section 401(a)(17) of the Code."


                  3. Amend the definition of "Years of Credited Service" in
                  Section 2.1(d) as follows:

                  "Years of Credited Service" means

                  (i) with respect to separation of service with the Company or any Subsidiary at or after the attainment of age sixty (60) but prior to attainment of age sixty-two (62), the greater of twelve (12) years or actual Years of Service under the Pension Plan;

                  (ii) with respect to separation of service with the Company or any Subsidiary at or after attainment of age sixty-two (62) but before attainment of age sixty-five (65), the greater of seventeen (17) years or actual Years of Service under the Pension Plan;

                  (iii) with respect to separation of service with the Company or any Subsidiary at or after attainment of age sixty-five
                  (65), twenty-five (25) years;

                  (iv) with respect to death after completion of five (5) Years of Service and prior to age sixty-five (65), Years of Credited Service determined as if he had separated from service at age sixty-five (65) reduced by the number of years and fractional years one twelfth (1/12th for each complete calendar month) by which his actual date of death precedes the date as of which he would have attained age sixty-five (65)."
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                  4. Amend Section 3.1 by deleting the phrase:

                                    "If the Participant retires from active
                           service with the Company at or after attainment of age sixty-five (65)"

                  5. Amend Section 3.2 by adding the following to the end of such section:

                                    "Except as provided in Section 3.4, the
                           Participant will not voluntarily separate from service with the Company until after due consultation with the Company and the Committee.

         This First Amendment to the Commercial Intertech Corp. Nonqualified Deferred Compensation Plan for Bruce C. Wheatley is executed this 23rd day of July, 1997.

                                              COMMERCIAL INTERTECH CORP.



                                              By:    /s/ Paul J. Powers

                                              Title:  Chief Executive Officer




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